Exhibit 99.1

Performant Financial Corporation Announces Financial Results for Fourth Quarter and Full Year 2014
Livermore, California, February 26, 2015-Performant Financial Corporation (Nasdaq: PFMT), a leading provider of technology-enabled recovery and related analytics services, today reported the following financial results for its fourth quarter and full year ended December 31, 2014:
Fourth Quarter Financial Highlights

•	Revenues of $39.7 million, representing a year-over-year decrease of 33.8%

•	Net loss of $2.4 million, resulting in a net loss per diluted share of $0.05, compared to net income of $7.9 million, or $0.16 per diluted share, in the prior year period

•	Adjusted EBITDA of $4.9 million, compared to $19.4 million in the prior year period

•	Adjusted net loss of $0.2 million, or $0.00 per diluted share, compared to adjusted net income of $9.1 million and $0.18 per diluted share, respectively, in the prior year period

Full Year 2014 Financial Highlights

•	Revenues of $195.4 million, representing a year-over-year decrease of 23.5%

•	Net income of $9.4 million, resulting in net income per diluted share of $0.19, compared to net income of $36.3 million, or $0.74 per diluted share, in the prior year period

•	Adjusted EBITDA of $44.7 million, compared to $89.4 million in the prior year period

•	Adjusted net income of $15.3 million, or $0.31 per diluted share, compared to $42.8 million and $0.87 per diluted share, respectively, in the prior year period

Lisa Im, Performant Financial’s Chief Executive Officer said, “This has been a transitional year for the company. Lower student loan rehabilitation fees, combined with the ongoing delay associated with the CMS contract renewal process negatively impacted our operating results.”

Fourth Quarter 2014 Results

Student Lending revenues declined 27.0% during the fourth quarter to $30.7 million, from $42.0 million in the prior year period. Student Loan Placement Volume (defined below) during the quarter totaled $1.7 billion, which was up $0.2 billion from the prior year period.

Healthcare revenues declined during the fourth quarter of 2014 to $2.4 million from $10.9 million in the prior year period. Our Net Claim Recovery Volume (defined below) during the quarter was $21.2 million, compared to $96.5 million in the prior year period. Other revenues decreased during the fourth quarter to $6.6 million from $7.0 million in the prior year period. In August, our RAC contract was extended, with a limited scope of permitted audit review, after all activity under the contract had been halted as of June 1, 2014. The timing of the restarted activities did not result in the recognition of any significant related revenues before year end and unless the scope of audit activity is expanded, we do not expect the RAC contract to have a material impact on our revenues in 2015.

As of December 31, 2014, the Company had cash and cash equivalents of approximately $80.3 million.

Full Year 2014 Results
Revenues for the full year ended December 31, 2014 were $195.4 million, a decrease of 23.5%, compared to revenues of $255.3 million in the prior year period. Student Lending revenues declined 15.5% to $138.3 million from $163.7 million in 2013. Student Loan Placement Volume totaled $6.7 billion, an increase of 1.1% compared to the prior year. Healthcare revenues declined 51.8% to $32.5 million from $67.5 million in the prior year. Our Net Claim Recovery Volume was $287.8 million, compared to $598.1 million in the prior year. Other revenues grew 2.1% to $24.6 million from $24.1 million in the prior year.

Net income for the full year was $9.4 million, or $0.19 per share on a fully diluted basis, compared to $36.3 million or $0.74 per share on a fully diluted basis, in 2013. Adjusted EBITDA for 2014 was $44.7 million as compared to $89.4 million in 2013. Adjusted net income for 2014 was $15.3 million, resulting in adjusted net income of $0.31 per share on a fully diluted basis. This compares to $42.8 million or $0.87 per fully diluted share in 2013.

Business Outlook

“Our operating landscape has undergone significant changes over the past 12 months, and as a result we believe that 2015 is going to be another transitional year regardless of the timing of the contract awards. We will need to work hard to streamline our operations and maximize productivity during this period. We expect our 2015 full year revenue to be in the range of $150 to $160 million,” concluded Im.

Terms used in this Press Release

Student Loan Placement Volume refers to the dollar volume of defaulted student loans first placed with us during the specified period by public and private clients for recovery. Placement Volume allows us to measure and track trends in the amount of inventory our clients in the student lending market are placing with us during any period. The revenue associated with the recovery of a portion of these loans may be recognized in subsequent accounting periods, which assists management in estimating future revenues and in allocating resources necessary to address current Placement Volumes.

Net Claim Recovery Volume refers to the dollar volume of improper Medicare claims that we have recovered for CMS during the applicable period net of any amount that we have reserved to cover appeals by healthcare providers. We are paid recovery fees as a percentage of this recovered claim volume. We calculate this metric by dividing our claim recovery revenue by our Claim Recovery Fee Rate (the weighted-average percentage of our fees compared to amounts recovered by CMS). This metric shows trends in the volume of improper payments within our region and allows management to measure our success in finding these improper payments, over time.

Earnings Conference Call

The Company will hold a conference call to discuss its fourth quarter results today at 5:00 p.m. Eastern. A live webcast of the call may be accessed over the Internet from the Company's Investor Relations website at investors.performantcorp.com. Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call is also available by dialing 877-705-6003 (domestic) or 201-493-6725 (international). Participants should ask for the Performant Financial fourth quarter earnings conference call.

A replay of the live conference call will be available beginning approximately one hour after the call. The replay will be available on the Company's website or by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the replay passcode 13600250. The telephonic replay will be available until 11:59 pm (Eastern Time), March 5, 2015.

Interested investors and other parties may also listen to a simultaneous webcast of the live conference call by logging onto the Investor Relations section of the Company's website at investors.performantcorp.com. The on-line replay will be available on the website immediately following the call.

About Performant Financial Corporation

Performant helps government and commercial organizations enhance revenue and contain costs by preventing, identifying and recovering waste, improper payments and defaulted assets. Performant is a leading provider of these services in several industries, including healthcare, student loans and government. Powered by their proprietary analytic platform and proprietary workflow technology, Performant also provides professional services related to the recovery effort, including reporting capabilities, support services, customer care and stakeholder training programs meant to mitigate future instances of improper payments. Founded in 1976, Performant is headquartered in Livermore, California.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, to supplement our consolidated financial statements, the company presents adjusted EBITDA and adjusted net income. These measures are not in accordance with generally accepted accounting principles (GAAP) and accordingly reconciliations of adjusted EBITDA and adjusted net income to net income determined in accordance with GAAP are included in the “Reconciliation of Non-GAAP Results” table at the end of this press release. We have included adjusted EBITDA and adjusted net income in this press release because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends and to prepare and approve our annual budget. Accordingly, we believe that adjusted EBITDA and adjusted net income provide useful information to investors and analysts in understanding and evaluating our operating results in the same manner as our management and board of directors. Our use of adjusted EBITDA and adjusted net income has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items, specifically interest, tax and depreciation and amortization expenses, equity-based compensation expense and certain other non-operating expenses, that are recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be calculated differently from similarly titled non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expected revenues for 2015 . These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, that our agreements with CMS and the Department of Education, two of our largest customers, are currently subject to rebidding processes, that transition rules have significantly limited our activity under the existing RAC contract, the high level of revenue concentration among the Company's five largest customers, that many of the Company's customer contracts are subject to periodic renewal, are not exclusive and do not provide for committed business volumes, that the Company faces significant competition in all of its markets, that the U.S. federal government accounts for a significant portion of the Company's revenues, that future legislative and regulatory changes may have significant effects on the Company's business, failure of the Company's or third parties' operating systems and technology infrastructure could disrupt the operation of the Company's business and the threat of breach of the Company's security measures or failure or unauthorized access to confidential data that the Company possesses. More information on potential factors that could affect the Company's financial condition and operating results is included from time to time in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's annual report on Form 10-K for the year ended December 31, 2013 and subsequently filed reports on Forms 10-Q and 8-K. The forward-looking statements are made as of the date of this press release and the Company does not undertake to update any forward-looking statements to conform these statements to actual results or revised expectations.

Contact Information
Richard Zubek
Investor Relations
925-960-4988
investors@performantcorp.com

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

Assets	December 31, 2014	December 31, 2013
Current assets:
Cash and cash equivalents	$80,298	$81,909
Trade accounts receivable, net of allowance for doubtful accounts of $32 and $32, respectively and estimated allowance for appeals of $0 and $1,160, respectively	15,047	19,649
Deferred income taxes	7,605	6,847
Prepaid expenses and other current assets	12,559	4,400
Income tax receivable	4,394	—
Debt issuance costs, current portion	986	1,055
Total current assets	120,889	113,860
Property, equipment, and leasehold improvements, net	27,647	26,247
Identifiable intangible assets, net	29,093	32,513
Goodwill	82,522	81,572
Debt issuance costs, net of current portion	2,456	2,789
Other assets	222	279
Total assets	$262,829	$257,260
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of notes payable	$9,820	$10,763
Accrued salaries and benefits	5,380	11,826
Accounts payable	1,370	2,383
Other current liabilities	8,452	5,311
Income taxes payable	—	103
Estimated liability for appeals	18,625	15,283
Net payable to client	12,110	—
Total current liabilities	55,757	45,669
Notes payable, net of current portion	101,975	122,541
Deferred income taxes	11,666	12,612
Other liabilities	2,259	2,204
Total liabilities	171,657	183,026
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized, 500,000 shares at December 31, 2014 and 2013, respectively; issued and outstanding, 49,350 and 48,316 shares at December 31, 2014 and 2013, respectively	5	5
Additional paid-in capital	57,329	49,791
Retained earnings	33,838	24,438
Total stockholders’ equity	91,172	74,234
Total liabilities and stockholders’ equity	$262,829	$257,260

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues	$39,695	$59,976	$195,378	$255,302
Operating expenses:
Salaries and benefits	22,440	23,820	93,676	96,762
Other operating expenses	18,129	20,357	74,433	85,671
Total operating expenses	40,569	44,177	168,109	182,433
Income (loss) from operations	(874)	15,799	27,269	72,869
Interest expense	(2,406)	(2,812)	(10,171)	(11,564)
Interest income	1	1	1	1
Income (loss) before provision for income taxes	(3,279)	12,988	17,099	61,306
Provision for income taxes	(900)	5,119	7,699	24,967
Net income (loss)	$(2,379)	$7,869	$9,400	$36,339
Net income (loss) per share
Basic	$(0.05)	$0.16	$0.19	$0.77
Diluted	$(0.05)	$0.16	$0.19	$0.74
Weighted average shares
Basic	49,336	48,219	48,816	47,492
Diluted	49,336	49,606	49,834	49,386

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	For the Years Ended December 31,
	2014	2013
Cash flows from operating activities:
Net income	$9,400	$36,339
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets	33	1
Depreciation and amortization	12,450	10,655
Deferred income taxes	(1,704)	(1,708)
Stock-based compensation	3,707	2,994
Interest expense from debt issuance costs and amortization of discount note payable	1,177	1,247
Changes in operating assets and liabilities:
Trade accounts receivable	4,602	3,395
Prepaid expenses and other current assets	(8,159)	(1,524)
Income tax receivable	(4,394)	—
Other assets	57	451
Accrued salaries and benefits	(6,446)	2,538
Accounts payable	(1,013)	980
Other current liabilities	1,874	(2,941)
Income taxes payable	(103)	(327)
Deferred revenue	—	(2,187)
Estimated liability for appeals	3,342	10,905
Net payable to client	12,110	—
Other liabilities	933	388
Net cash provided by operating activities	27,866	61,206
Cash flows from investing activities:
Purchase of property, equipment, and leasehold improvements	(10,146)	(12,503)
Net cash used in investing activities	(10,146)	(12,503)
Cash flows from financing activities:
Repayment of notes payable	(21,509)	(14,465)
Debt issuance costs paid	(653)	—
Proceeds from exercise of stock options	610	1,768
Income tax benefit from employee stock options	3,221	9,060
Payment of purchase obligation	(1,000)	(1,000)
Net cash used in financing activities	(19,331)	(4,637)
Net increase (decrease) in cash and cash equivalents	(1,611)	44,066
Cash and cash equivalents at beginning of year	81,909	37,843
Cash and cash equivalents at end of year	$80,298	$81,909
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$10,185	$17,396
Cash paid for interest	$8,978	$10,294

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Results
(In thousands, except per share amount)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Adjusted Earnings Per Diluted Share:
Net income (loss)	$(2,379)	$7,869	$9,400	$36,339
Plus: Adjustment items per reconciliation of adjusted net income	2,135	1,204	5,865	6,446
Adjusted net income (loss)	$(244)	$9,073	$15,265	$42,785

Adjusted Earnings Per Diluted Share	$—	$0.18	$0.31	$0.87
Diluted avg shares outstanding	49,336	49,606	49,834	49,386

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Adjusted EBITDA:
Net income (loss)	$(2,379)	$7,869	$9,400	$36,339
Provision for income taxes	(900)	5,119	7,699	24,967
Interest expense	2,406	2,812	10,171	11,564
Interest income	(1)	(1)	(1)	(1)
Transaction expenses(1)	1,276	—	1,276	2,893
Depreciation and amortization	3,392	2,815	12,450	10,655
Stock based compensation	1,086	798	3,707	2,994
Adjusted EBITDA	$4,880	$19,412	$44,702	$89,411

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Reconciliation of Adjusted Net Income (Loss):
Net income (loss)	$(2,379)	$7,869	$9,400	$36,339
Transaction expenses(1)	1,276	—	1,276	2,893
Stock based compensation	1,086	798	3,707	2,994
Amortization of intangibles(2)	938	932	3,737	3,731
Deferred financing amortization costs(3)	259	277	1,055	1,125
Tax adjustments(4)	(1,424)	(803)	(3,910)	(4,297)
Adjusted Net Income (Loss)	$(244)	$9,073	$15,265	$42,785

(1) Represents direct and incremental costs associated with the Company's secondary offerings in February and April 2013, and expenses incurred in 2014 for potential acquisition and related financing.
(2) Represents amortization of capitalized expenses related to the acquisition of Performant by an affiliate of Parthenon Capital Partners in 2004, and also an acquisition in the first quarter of 2012 to enhance our analytics capabilities.
(3) Represents amortization of capitalized financing costs related to debt offerings conducted in 2009, 2010, and 2012.
(4) Represents tax adjustments assuming a marginal tax rate of 40%.